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EXHIBIT 1.1


                KONGZHONG CORPORATION TO ACQUIRE TIANJIN MAMMOTH

Beijing, China, May 13, 2005 - KongZhong Corporation (Nasdaq : KONG), a leading provider of advanced second generation (2.5G) wireless value-added services in China, today announced that it has signed a definitive agreement with the shareholders of Tianjin Mammoth Technology Company ( "Mammoth") TO ACQUIRE 100% OF THE EQUITY INTEREST IN MAMMOTH. Subject to the satisfaction of certain conditions precedent, the transaction is expected to close in early June.

Founded in June 2002, Mammoth has become a well-known mobile game developer in China. With a team of 40 people, it has developed nearly 100 2D and 3D games on the Java, Brew, Symbian and smartphone platforms, including award-winning original titles such as "The Hero of Might," "Heroine Anthem" and "Mam and Pirate." In addition to marketing and selling its products within China's market, Mammoth also markets and sells its game products in the overseas market, including in Europe.

Commenting on the acquisition, Yunfan Zhou, Chairman and CEO of KongZhong said, "We believe the acquisition will help us strengthen our mobile game development capabilities significantly, as well as our positiON AS THE LEADING JAVA service provider for China Mobile. The acquisition will also provide us with a stepping stone into the global mobile game market. Mammoth has an experienced development team in place. The combination of Mammoth's experienced product development team with KongZhong's existing sales channels, brand recognition and industry experience will, we believe, put us in a better position to expand in the fast-growing mobile games market in China and overseas."

About the Company:
KongZhong Corporation is a leading provider of advanced second generation (2.5G) wireless interactive entertainment, media, and community services to consumers in China. The Company delivers a broad range of services, through multiple technology platforms, which users can access directly from their mobile phones by choosing an icon embedded in select models of handsets or from a mobile operator's portal or web site.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding an acquisition that is not yet completed and potential new products and services. These statements involve risks and uncertainties and the likelihood of completing the proposed acquisition and developing and marketing the contemplated products, as well as our actual results in general, may differ materially from those expressed or implied in the statements in this press release. Potential risks and uncertainties include, but are not limited to, any uncertainties associated with the completion of the proposed acquisition, the level of user demand for Mammoth's products and services, our ability to carry out the integration of Mammoth's operations into our operations and our ability to maintain a sufficient and cost-effective level of product development to meet market demands; continued
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competitive pressures in China's wireless interactive services market;
unpredictable changes in technology and consumer demand in this market; the state of our relationship with China's mobile operators; our dependence on the substance and timing or the billing systems of mobile operators for our performance; and changes in our operating environment, the character and effects of which are difficult to predict. For additional discussion of these risks and uncertainties and other factors that may impact the reliability of the forward-looking statements in this press release, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.



Investor Contact:
Jillian Wang
Vice President of Corporate Development
Tel.:   +86 10 8857 6000
Fax:    +86 10 8857 5893
E-mail: ir@kongzhong.com


Media Contact:
Xiaohu Wang
Tel:    +86 10 8857 6000
E-mail: xiaohu@kongzhong.com